Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Announces Final Results of

Tender Offer for

All Outstanding Shares of Schuff International, Inc.

HERNDON, VA – (Marketwired – Oct. 7, 2014) – HC2 Holdings, Inc. (“HC2”) (OTCQB: HCHC) today announced the final results of its previously announced tender offer for all of the outstanding shares (the “Shares”) of common stock of Schuff International, Inc. (“Schuff”) that it does not already own (the “Offer”). HC2 has accepted for purchase 733,634 Shares at a price of $31.50 per Share, net to the holder thereof in cash, without interest thereon and subject to any required tax withholding. The Depositary for the Offer will promptly pay for the Shares accepted for purchase in the Offer.

Upon the consummation of the Offer, HC2 will own 89.0% of the outstanding Shares. HC2 intends to make further purchases of Shares from time to time in the open market or privately negotiated transactions and when its ownership in Schuff reaches 90% of Schuff’s outstanding shares, as a result of any subsequent purchases, it will complete, at no less than the offer price, a merger of Schuff with a subsidiary of HC2 without a meeting of Schuff’s stockholders in accordance with applicable law.

The Depositary for the Offer is American Stock Transfer & Trust Company, LLC. The Information Agent for the Offer is Georgeson.

About HC2

HC2 operates as a holding company of operating subsidiaries primarily in the United States and the United Kingdom. As of the commencement of the Offer, HC2 owned 70% of Schuff, the largest steel fabrication and erection company in the United States. HC2 owns Global Marine Systems Limited, which is the leading independent provider of engineering and underwater services, responding to the subsea cable installation, maintenance and burial requirements of its world-wide customer base. HC2’s indirectly wholly owned subsidiary PTGi International Carrier Services, Inc. (“PTGi ICS”) is one of the leading international wholesale service providers to fixed and mobile network operators worldwide. HC2 owns a majority interest in ANG Holding, Inc., a premier retailer of compressed natural gas (CNG) motor fuel in the United States. HC2’s indirectly wholly owned subsidiary Genovel Orthopedics, Inc. is researching the development of innovative products to treat early osteoarthritis of the knee. Founded in 1994, HC2 is headquartered in Herndon, Virginia. For more information, visit: www.HC2.com.

About Schuff International, Inc.

Schuff (PINKSHEETS: SHFK) and its family of steel companies is the largest steel fabrication and erection company in the United States. The 37-year-old company executes projects throughout the country as well as internationally. Schuff offers integrated steel construction services from a single source including design-build, design-assist, engineering, BIM participation, 3D steel modeling/detailing, fabrication, advanced field erection, project management, and single-source steel management systems. Schuff employs approximately 1,300 people throughout the country. For more information, visit: www.schuff.com.

For information on HC2 Holdings, Inc., please contact:

HC2

ir@HC2.com

For information on Schuff International, Inc., please contact:

Michael Hill

Vice President and CFO

mike.hill@schuff.com

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